Exhibit 4.38

Shareholders’ Voting Rights Proxy Agreement

THIS Shareholders’ Voting Rights Proxy Agreement (this “Agreement”) is executed on June 1, 2019 by and among the following parties in Shanghai, the People’s Republic of China (“PRC”):

1.	Linhong Wang, Chinese, ID No.: [REDACTED];

2.	Jun Sun, Chinese, ID No.: [REDACTED] (together with Linhong Wang hereinafter referred to as “Shareholders”);

3.	Shanghai Quyun Internet Technology Co., Ltd., a limited liability company established and validly existing under PRC law with its registered address at [REDACTED] (“Sole Copporation”); and

4.	Hubei Rapid Information Technology Co., Ltd., a limited liability company established and validly existing under PRC law with its registered address at [REDACTED] (“Company”).

In this Agreement, the above parties hereinafter shall be individually referred to as a “Party” and collectively referred to as the “Parties”.

Whereas:

1.

The Shareholders, being the Company’s current shareholders, collectively hold 100% equity interest of the Company. As of the date of this Agreement, the amount of contribution and proportion of shareholding in the Company are as stated in Schedule I;

2.

The Shareholders intend to delegate a person appointed by the Sole Corporation to exercise the Shareholders’ voting rights in the Company and the Sole Corporation intend to appoint a person to accept such delegation.

The Parties come to an agreement as follows by friendly negotiation:

Article 1Voting Rights Proxy

1.1

The Shareholders hereby irrevocably agree that after the Sole Corporation appoint someone other than staff of the Sole Corporation as an Assignee (definite as follows), the Shareholders will execute the Power of Attorney of which the content and format are as stated in Schedule II of this Agreement, authorizing the person designated by the Sole Corporation at that time (the “Assignee”) to, at his own will and discretion and on behalf of the Shareholders, exercise the following rights respectively enjoyed by the Shareholders under the articles of association of the Company then effective. (“Delegated Right”):

(1)	propose to convene and attend a shareholders meeting of the Company according to the Company’s articles of association as the proxy of each of the Shareholders;

(2)

exercise the voting rights on behalf of the Shareholders on the matters which are required to be discussed and resolved in the shareholders meeting, including, but not limited to the appointment and election of the directors of the Company and other senior management that should be appointed or dismissed by the Shareholders;

(3)

exercise other Shareholder’s voting rights under the Company’s article of association (including any other voting right of the Shareholders specified after the modification of such article of association).

1.2

The above-mentioned authorization and delegation shall subject to the condition that the Assignee is a Chinese and the Sole Corporation agrees with such authorization and delegation. The Assignee has the right to recommit. In terms of the above-mentioned matters, the Assignee may recommit other person or entity to handle such matters by neither sending prior notice to relevant shareholders nor obtaining the consent from relevant shareholders. When and only when the Sole Corporation sends a written notice to the Shareholders to dismiss or replace the Assignee, the Shareholders shall immediately authorize another Chinese person designated by the Sole Corporation to exercise such right. The new appointment shall replace the former one immediately upon execution and except for such situation, the Shareholders shall not revoke the delegation and authorization to the Assignee.

1.3

The Assignee shall prudently and diligently perform the Delegated Right within the scope of authorization specified in this Agreement. The Shareholders agree to recognize and be responsible for the corresponding liability of any legal consequence caused by the Assignee exercising the above-mentioned Delegated Right.

1.4

The Shareholders hereby confirm that the Assignee may exercise such Delegated Right without asking for the Shareholders’ opinion in advance. However, the Assignee shall inform the Shareholders in time of the resolutions or proposals of convening temporary shareholders meeting are made.

1.5

The Shareholders hereby confirm that any action taken by the Assignee shall be deemed as an action of the Shareholders, and any documents or materials executed by the Assignee shall be deemed dully executed by the Shareholders with an authentic intention to do so.

Article 2Right to Know

2.1

For the purpose of exercising the rights hereunder, the Assignee shall be entitled to get access to related information with respect to the Company’s operation, business, client, finance, staff, etc. and to look up related materials. The Company shall cooperate sufficiently to this.

Article 3Exercise of the Delegated Right

3.1

The shareholders will provide sufficient assistance with respect to the exercise of the Delegated Right by the Assignee, including promptly executing the Resolution of the shareholders meeting or other related legal documents made by the Assignee when necessary (to satisfy the requirements of the governmental authorities with respect to the documents submitted for approval, registration and filing).

3.2

If, at any time during the term of this Agreement, the authorization or exercise of the Delegated Right under this Agreement becomes unenforceable for any reason (except for breach of contract of the Shareholders or the Company), the Parties shall seek for an alternative solution most similar to the unenforceable provision and, if necessary, execute the supplementary agreement to amend or adjust the terms of this Agreement to make sure the purpose of this Agreement can be realized.

Article 4Exemption and Indemnification

4.1

The Parties acknowledge that the Sole Corporation shall not be required to be liable for any responsibility to other parties or any third party or compensate in economic or other aspect due to the exercise of Delegated Right by Assignee under this Agreement.

4.2

The Shareholders and the Company agree to indemnify in full and hold harmless the Sole Corporation for any loss incurred or likely to incur by appointing the Assignee to exercise the Delegated Right, including but not limited to any loss caused by lawsuit, recovery, arbitration, claim bring by any third party against it or administrative investigation, punishment made by government departments, unless such loss is resulting from wilful misconduct or gross negligence of the Assignee.

Article 5Representations and Warranties

5.1	The Shareholders hereby respectively and jointly represent and warrant the Sole Corporation that:

5.1.1

He/It is a Chinese citizen with full capacity or a limited liability company/limited partnership duly registered and validly existing under laws of domicile. He/It has complete and independent legal status and ability and is properly authorized to execute, deliver and perform this Agreement and can be a subject of litigation independently.

5.1.2

He/It has the complete right and authorization to execute and deliver this Agreement and all other documents he/it is going to execute related to the transaction stated hereunder and has the full right and authorization to complete such transaction. This Agreement is executed and delivered legally and appropriately. This Agreement constitutes a legal and binding obligation of him/it and can be enforceable according to the provisions of this Agreement.

5.1.3

He/It is a legally registered shareholder of the Company as of the effectiveness of this Agreement. Except for the rights set according to this Agreement, the Share Pledge Agreement and the Exclusive Option Agreement executed on the same date of this Agreement among the Shareholders, the Company and the Sole Corporation, there is no other third-party rights on the Delegated Right. In accordance with this Agreement, the Assignee may completely and sufficiently exercise its Delegated Right according to the Company’s article of association then effective.

5.2	The Sole Corporation and the Company hereby respectively represents and warrants that:

5.2.1

It is a limited liability company duly registered and validly existing under the laws of domicile and has independent legal personality. It has complete and independent legal status and the ability to execute, deliver and perform this Agreement and can be a subject of litigation independently.

5.2.2

It has the complete internal right and authorization of the Company to execute and deliver this Agreement and all other documents it is going to execute related to the transaction stated hereunder and has the full right and authorization to complete such transaction.

5.3	The Company further represents and warrants that:

5.3.1

The Shareholders are legally registered shareholders of the Company as of the effectiveness of this Agreement. Except for the right set according to this Agreement, the Share Pledge Agreement and Exclusive Option Agreement executed among the Shareholders, the Company and the Sole Corporation, there is no other third-party rights on the Delegated Right. In accordance with this Agreement, the Assignee may completely and sufficiently exercise its Delegated Right according to the Company’s article of association then effective.

Article 6Term of Agreement

6.1

Subject to Article 6.2 of this Agreement, this Agreement shall come into effect on the date the Parties executed formally. Unless and until earlier terminated with the Parties’ written agreement or in accordance with Article 9.1 of this Agreement, this Agreement shall remain effective and in force.

6.2

This Agreement shall be terminated under the situation that the Company or the Sole Corporation does not complete the approval and registration procedure of extending the operating period when it expires.

6.3

This Agreement shall automatically be terminated if the Shareholders transfer all the equity interest of the Company they held to the Sole Corporation or the entity appointed by the Sole Corporation with the Sole Corporation’s prior written consent.

Article 7Notice

7.1

All notices and other communications required or sent under this Agreement shall be delivered personally, registered post, postage paid or business express service or fax to the Party’s following address. Each notice shall also be delivered by email. The dates on which the notices shall be deemed to have been effectively delivered shall be determined as follows:

7.1.1

For notices delivered by personal delivery, express service or registered post, postage paid, the effectively delivered date shall be deemed as the date of delivery or refusal at the address specified for notices.

7.1.2	For the notices delivered by fax, the effectively delivered date shall be deemed as the date of delivered successfully. (as evidenced by an automatically generated confirmation of transmission)

7.2	For the purpose of notice, the addresses of the Parties are as follows:

Shareholders：

Linhong Wang

Address: [REDACTED]

Recipient: [REDACTED]

Mobile:    [REDACTED]

Jun Sun

Address: [REDACTED]

Recipient: [REDACTED]

Mobile:    [REDACTED]

The Sole Corporation: Shanghai Quyun Internet Technology Co., Ltd.

Address: [REDACTED]

Recipient: [REDACTED]

Mobile:    [REDACTED]

The Company: Hubei Rapid Information Technology Co., Ltd.

Address: [REDACTED]

Recipient: [REDACTED]

Mobile:    [REDACTED]

7.3	Any Party may at any time send notice to other Parties in accordance with this Article to change its address for the purpose of receiving notices.

Article 8Confidentiality

8.1

Regardless of the termination of this Agreement, the Parties shall maintain the confidentiality of all information relating to other party’s trade secret, proprietary information, client information and all other information with confidentiality acknowledged during the course of execution and performance of this Agreement (“Confidential Information”). The Party receiving the Confidential Information shall not disclose any Confidential Information to any third party except with the disclosing party of the Confidential Information’s prior written consent or required by provisions of related laws, regulations or the listing location of the affiliated company of One Party to disclose to third parties; Except for the purpose of performing this Agreement, the recipient shall not use or indirectly use any Confidential Information.

8.2	The following information is not deemed as Confidential Information:

(a)	Any information is acknowledged by the recipient previously through legitimate form which could be evidenced by written proof;
(b)	Information of the public which is not due to the recipient’s fault; or

(c)	Information obtained through other legitimate form by the recipient after the recipient received the information.

8.3

The Party receiving the Confidential Information can disclose the information to its related staff, agents or professionals hired by the Party. However, the recipient shall make sure that such person will comply with the related terms and conditions of this Agreement and the recipient shall be liable for such person’s breaching relating terms and conditions of this Agreement.

8.4	The effect of this Article shall not be influenced by the termination of this Agreement regardless of other provisions of this Agreement.

Article 9Default Liability

9.1

The Parties agree and confirm that any substantial violation of any of the provisions under this Agreement of any Party (“Defaulting Party”), or any substantial failure of, or any delay on, performing any obligation under this Agreement will constitute a default under this Agreement (the “Default”) and any party who is not a Defaulting Party (“Non-Defaulting Party”) shall have the right to require the Defaulting Party to correct or take remedial measures in reasonable time period. If the Defaulting Party does not correct or take remedial measures in reasonable time period or ten (10) days after the other party informs the Defaulting Party in written of compensation requirements, then:

9.1.1	If the Shareholders or the Company is the Defaulting Party, the Sole Corporation shall have the right to terminate this Agreement and require the Defaulting Party to compensate.

9.1.2

If the Sole Corporation is the Defaulting Party, the Non-Defaulting Parties shall have the right to require the Defaulting Party to compensate. However, unless otherwise specified in laws, the Non-Defaulting Parties are not entitled to terminate or relieve this Agreement under any circumstance.

9.1.3	Regardless of any provision otherwise agreed under this Agreement, the effectiveness of this Article shall not be affected by suspension or termination of this Agreement.

Article 10Miscellaneous

10.1	This Agreement is written in Chinese in four (4) originals. Each Party of this Agreement shall have one (1) and all the originals shall have equal legal validity.

10.2	PRC law will apply to the execution, effectivity, implementation, amendment, interpretation and termination of this Agreement.

10.3

Any dispute arising from interpretation and implementation of this Agreement shall be firstly resolved by the Parties through friendly negotiation. If the dispute cannot be resolved in thirty (30) days after the written notice sent from one party to the other for negotiation and resolution, any party may submit the relevant dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules then effective. The arbitration shall be conducted in Shanghai and the language used is Chinese. The award of the arbitral tribunal shall be final and binding on all Parties.

10.4

Any right, power and remedy empowered to any Party by any provision of this Agreement shall not exclude any other right, power and remedy enjoyed by such Party in accordance with laws and other provisions under this Agreement, and a Party’s exercise of its rights, powers and remedies shall not exclude its exercise of other rights, powers and remedies enjoyed.

10.5

Any Party’s failure or delay to exercise any right, power and remedy enjoyed by this Agreement or laws (“the Party’s Rights”) shall not cause waiver of such rights. In addition, the waiver of any single or part of the Party’s Right shall not exclude such Party’s exercising such rights in other ways and exercising other rights.

10.6	The title of Articles in this Agreement is set for reference only, and such titles shall not be used to or affect the interpretation of Articles in this Agreement under any circumstance.

10.7

Each provision of this Agreement can be severable and independent from any other provision. If one or several provisions of this Agreement are found to be invalid, illegal or unenforceable at any time, the validity, legality or enforceability of remaining provisions of this Agreement shall not be affected.

10.8

Any amendment, supplement of this Agreement shall be made in written and come into effect after proper execution of the Parties of this Agreement. Regardless of any provision otherwise agreed in this Agreement, without Sole Corporation’s prior written consent, any Shareholder shall not revoke delegation of the Delegated Right under this Agreement and any Shareholder and the Company shall not terminate this Agreement. However, the Sole Corporation may, at any time inform the Shareholders and the Company to terminate this Agreement by sending written notice thirty (30) days in advance.

10.9

Without prior written consent from the Sole Corporation, other Parties are not allowed to transfer any right and/or obligation under this Agreement to any third party; the Shareholders and the Company hereby agree that the Sole Corporation has the right to transfer its any right and/or obligation under this Agreement to any third party without prior notice to related Shareholders or the Company or their consent.

10.10	This Agreement shall be binding on the legal successors of the Parties.

10.11	Every of the Shareholders shall be jointly liable for the obligations of the other Shareholders under this Agreement.

[The remainder of this page intentionally left blank.]

[Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

Linhong Wang
Signature:	/s/ Linhong Wang

Jun Sun
Signature:	/s/ Jun Sun

Shanghai Quyun Internet Technology Co., Ltd.

(Seal)

Signature:	/s/ Fei Shen
Name:	Fei Shen
Title:	Legal Representative

Hubei Rapid Information Technology Co., Ltd.

(Seal)

Signature:	/s/ Linhong Wang
Name:	Linhong Wang
Title:	Legal Representative

股东表决权委托协议签署页

The Signature Page of the Voting Rights Proxy Agreement

Schedule I

Company Name: Hubei Rapid Information Technology Co., Ltd.

Shareholding Structure:

Shareholder Name	Amount of Contribution of Company’s registered capitals (RMB/Yuan)	Shareholding Ratio
Linhong Wang	6,000,000	60%
Jun Sun	4,000,000	40%
Total	10,000,000	100%

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Schedule II:

Power of Attorney

This Power of Attorney (hereinafter referred to as the “POA”) is executed by Linhong Wang (ID No.: [REDACTED]) on _______, 2019 and provided to _______(ID No. __________) (hereinafter referred to as “Assignee”).

I, Linhong Wang, hereby irrevocably grant the Assignee a comprehensive power of attorney, authorize the Assignee to represent me as my proxy, in the name of me, at his/her own will and discretion to exercise the following rights enjoyed for being a shareholder of Hubei Rapid Information Technology Co., Ltd. Co., Ltd. (hereinafter referred to as the “Company”):

(1)	propose to convene and attend shareholders meeting of the Company according to the Company’s articles of association as my proxy;

(2)

exercise the voting rights as my proxy on the matters which are required to be discussed and resolved on the shareholders meeting, including, but not limited to the appointment and election of the directors of the Company and other senior management that shall be appointed or dismissed by the shareholders meeting;

(3)

exercise other Shareholder’s voting rights as my proxy under the Company’s article of association (including any other voting right of Shareholders specified after the modification of such article of association).

The Assignee has the right to recommit. In terms of the above-mentioned matters, the Assignee may recommit other person or entity to handle such matters by neither sending prior notice to me nor obtaining consent from me.

I, hereby irrevocably confirm that, unless [     ] (“Sole Corporation”) requires me to change the Assignee, the period of validity of this POA shall continue until the Voting Rights Proxy Agreement executed by the Sole Corporation, the Company and the Shareholders on [   ] [   ], 2019 expires or early terminates.

Hereby authorized.

Name:

Signature:
Date:	_____, 2019.

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Schedule II:

Power of Attorney

This Power of Attorney (hereinafter referred to as the “POA”) is executed by Jun Sun (ID No.: [REDACTED]) on _______, 2019 and provided to _______(ID No. __________) (hereinafter referred to as “Assignee”)

I, Jun Sun, hereby irrevocably grant the Assignee a comprehensive power of attorney, authorize the Assignee to represent me as my proxy, in the name of me, at his/her own will and discretion to exercise the following rights enjoyed for being a shareholder of Hubei Rapid Information Technology Co., Ltd. (hereinafter referred to as the “Company”):

(1)	propose to convene and attend shareholders meeting of the Company according to the Company’s articles of association as my proxy;

(2)

exercise the voting rights as my proxy on the matters which are required to be discussed and resolved on the shareholders meeting, including, but not limited to the appointment and election of the directors of the Company and other senior management that shall be appointed or dismissed by the shareholders meeting;

(3)

exercise other Shareholder’s voting rights as my proxy under the Company’s article of association (including any other voting right of Shareholders specified after the modification of such article of association).

The Assignee has the right to recommit. In terms of the above-mentioned matters, the Assignee may recommit other person or entity to handle such matters by neither sending prior notice to me nor obtaining consent from me.

I, hereby irrevocably confirm that, unless [     ] (“Sole Corporation”) requires me to change the Assignee, the period of validity of this POA shall continue until the Voting Rights Proxy Agreement executed by the Sole Corporation, the Company and the Shareholders on [   ] [   ], 2019 expires or early terminates.

Hereby authorized.

Name:

Signature:
Date:	_____, 2019.

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